Exhibit 23(p)(2)

COMMERCE INVESTMENT ADVISORS, INC. CODE OF ETHICS

CONTENTS

		Page

I.	PREAMBLE	3

	Commerce Investment Advisors, Inc. has adopted this Code of Ethics setting out the standards that govern personal investment activities of certain officers and employees.

II.	STATEMENT OF GENERAL PRINCIPLES	3

	Commerce’s officers and employees will act in accordance with the requirements of this Code of Ethics, CBI’s Corporate Code of Ethics, and with general fiduciary principles.

III.	REPORTING REQUIREMENTS OF ACCESS PERSONS	4

Access Persons must submit Initial Holding Reports within 10 days of becoming an Access Person and quarterly and annual reports thereafter. Additionally, all Access Persons must have their broker forward duplicate confirmations and brokerage statements to the Compliance Administrator.

IV.	SUBSTANTIVE RESTRICTIONS ON PERSONAL INVESTMENT ACTIVITIES	6

Prior to trading in Covered Securities, Access Persons must ensure that the security is not a Restricted Security. Additionally, Fund Managers and other Investment Personnel are prohibited from investing in IPOs, and many Limited Offerings, and from being an officer or director of a publicly held company other than Commerce Bancshares, Inc. (“CBI”).

V.	ADMINISTRATION OF CODE OF ETHICS	7

	The Compliance Administrator(s), Equity Strategy Committee, Fixed Income Strategy Committee, and other Investment personnel have duties to ensure that this Code of Ethics is followed.

VI.	DEFINITIONS	12

	This section defines Access Person, Covered Security, Restricted Security, and many other terms used in this Code.

VII.	ENDNOTES	18

This section contains excerpts from the various law and regulations referenced in this Code.

* * * * *

I.    PREAMBLE:

All employees in the banking industry automatically assume responsibility for maintaining the trust of their customers and shareholders. It is Commerce’s goal to handle all transactions with propriety, confidentiality, and honesty. Commerce officers and employees are to obey all laws in conducting our business and will be governed by the highest moral and ethical standards, reflecting these values: integrity, honesty, loyalty, trust, fairness, and responsibility. All Commerce officers and employees are to comply with CBI’s Corporate Code of Ethics; some also are required to comply with the Commerce Investment Adviser Code of Ethics as it relates to The Commerce Funds. Failure to do so will be grounds for appropriate disciplinary action as referred to in paragraph V.E. “Sanctions”.

Rule 17j-1 (the “Rule”)1 issued under the authority of the Investment Company Act of 19402 (the “Act”) requires: “Every Fund3 (other than a money market fund or a Fund that does not invest in Covered Securities) and each investment adviser of … the Fund, must adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons from engaging in any conduct prohibited by Paragraph (b) of this section [of the Rule]”.

Pursuant to the Rule, Commerce Investment Advisors, Inc. (“Commerce”; “CIA”), serving as investment adviser to The Commerce Funds, a registered investment company, and to other registered investment companies for which Commerce is, or may become, investment adviser, has adopted this Code of Ethics setting out the standards that govern personal investment activities of certain officers and employees. The Commerce Investment Adviser Code of Ethics requires, among other things, Commerce’s Access Persons to disclose securities transactions in Covered Securities with respect to which such person is the Beneficial Owner.

II.    STATEMENT OF GENERAL PRINCIPLES:

Commerce’s officers and employees will act in accordance with the requirements of this Code of Ethics, the requirements of the Rule, and with general fiduciary principles, which include:

A.    Unlawful Actions Prohibited by the Rule [17 CFR 270j-1 (b)]

It is unlawful for any affiliated person of … a Fund, or any affiliated person of an investment adviser of … a Fund, in connection with the purchase or sale, directly or indirectly, by the [affiliated] person of a Security Held or to be Acquired by the Fund:

1.  To employ any device, scheme or artifice to defraud the Fund;

2.  To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3.  To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

4.  To engage in any manipulative practice with respect to the Fund.

B.    General Fiduciary Principles

1.  Place the interests of Funds’ shareholders first at all times.

2.  Conduct all personal securities transactions consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of one’s position of trust and responsibility.

3.  Promptly report any conflicts of interest.

4.  Investment adviser personnel must not take inappropriate advantage of their positions.

5.  Protect all sensitive information, including non-public personal information about customers and material non-public information about accounts or activities, from misuse or disclosure.

6.  Do not accept compensation from outside sources for providing reciprocal business with the Funds. Such compensation could include, but is not limited to: cash, securities, tangible personal property, real property, services, partnerships, and commodities.

7.  Follow all other principles set forth in the CBI’s Corporate Code of Ethics.

III.    REPORTING REQUIREMENTS OF ACCESS PERSONS:

Each Access Person must submit the following reports to the Compliance Administrator. Reports must be signed and dated, must be certified under penalty of perjury to be accurate and complete, and must be submitted in time to be received by the required dates.

A.    Initial Reports:

No later than 10 days after becoming an Access Person, each new Access Person must report the following information:

1.  Initial Holdings Reports

a.  The name, ticker symbol (if any) and number of shares or principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership as of the date he or she became an Access Person;

b.  The name of each broker, dealer, or bank with whom the Access Person maintained any account[s] in which such securities were held, together with the account number of each such account, as of the date he or she became an Access Person; and

c.  The date that the Access Person submits the report.

2.  Acknowledgement of Commerce Investment Advisor Code of Ethics

Each Access Person also must state that he or she has been informed of, has a copy of, has read and understands, and agrees to abide by the Commerce Investment Adviser Code of Ethics as well as the CBI’s Corporate Code of Ethics.

3.  Each Investment Person must also affirm that he or she is not an officer or director of any publicly-traded company, other than Commerce Bancshares, Inc. or any of its subsidiaries.

B.    Quarterly Reports:

Each Access Person must submit the following reports within 10 days after the end of each calendar quarter:

1.  Transaction Reports

With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership and that was not previously included in duplicate confirmations and statements from an Authorized Broker:

a.  The date of the transaction, the title, the ticker symbol (if any), the interest rate and maturity date (if applicable), class, the number of shares or the principal amount of each Covered Security involved;

b.  The nature of the transaction (i.e., purchase, sale, stock dividend, stock split, or any other type of acquisition or disposition);

c.  The price of the Covered Security at which the transaction was effected;

d.  The name of the broker, dealer or bank with or through which the transaction was effected; and

e.  The date that the Access Person submits the report.

2.  Report of New Accounts

With respect to each account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

a.  The name of the broker, dealer or bank with whom the Access Person established the account;

b.  The account number;

c.  The date the account was established; and

d.  The date that the Access Person submits the report.

3.  Each Investment Person also must state whether or not she or he is an officer or director of any publicly-traded company, other than Commerce Bancshares, Inc. or any of its subsidiaries.

C.    Annual Reports:

By July 30 of each year, each Access Person must submit the following information as of June 30 of that year:

1.  Annual Holdings Report

a.  The name, ticker symbol (if any) and number of shares or principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

b.  The name of the broker, dealer, or bank with whom the Access Person maintained any account[s] in which such securities were held, together with the account number of each such account; and

c.  The date that the Access Person submits the report.

2.  Acknowledgement of Commerce Investment Advisor Code of Ethics

Each Access Person also must state annually that he or she has been informed of, has a copy of, has read and understands, and agrees to abide by the Commerce Investment Adviser Code of Ethics as well as the general CBI’s Corporate Code of Ethics, and whether he or she is in compliance with the terms of the codes. If he or she is not in compliance with the Codes of Ethics, he or she must describe, in reasonable detail, each instance of non-compliance.

IV.    SUBSTANTIVE RESTRICTIONS ON PERSONAL INVESTMENT ACTIVITIES:

A.    All Access Persons

1.  Each Access Person must adhere to the standards set forth in Part II. hereof, “Statement of General Principles.”

2.  Transactions in Restricted Securities

a.  Access Persons are generally prohibited from purchasing, selling, or giving away Restricted Securities. Possible exceptions are further discussed in paragraphs V., B., C., and D.

b.  Access Persons are permitted to retain Restricted Securities that are Previously-Acquired Securities.

c.  Access Persons are permitted, under certain circumstances, to acquire Restricted Securities through other types of transactions:

i.  Acquisitions resulting from a stock dividend or split of a Previously-Acquired Security or from a divorce decree or other court order, or an inheritance or receipt of a gift from a family member. These transactions do not require prior written approval from a Compliance Administrator, but must be reported along with appropriate supporting documentation.

ii.  Other acquisitions in a Pre-Approved Transaction.

d.  Access Persons are permitted, under certain circumstances, to dispose of Restricted Securities through other types of transactions:

i.  Dispositions resulting from a reverse stock split of a Previously-Acquired Security or from a divorce decree or other court order. These transactions do not require prior written approval from a Compliance Administrator, but must be reported along with appropriate supporting documentation.

ii.  Other dispositions in a Pre-Approved Transaction.

3.  Use of Authorized Broker[s]

Access Persons are required to conduct all Personal Securities Transactions with an Authorized Broker. The Access Person is responsible for obtaining agreement from the broker, dealer, or bank to provide duplicate confirmations and duplicate periodic statements to the Compliance Administrator.

B.  Additional Requirements for Investment Personnel:

1.  Investment Personnel are prohibited from directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering, or in any Limited Offering other than an Acceptable Limited Offering

2.  Investment Personnel are prohibited from serving as an officer or on the Board of Directors of any publicly-traded company other than Commerce Bancshares, Inc. or any of its subsidiaries.

V.    ADMINISTRATION OF CODE OF ETHICS:

A.  Identification of Access Persons and Notification of Reporting Obligation

The Compliance Administrator[s] shall identify all Access Persons and inform them of the reporting requirements of Access Persons under Part III of this Code.

The Compliance Administrator[s] shall provide such information so that Access Persons have a reasonable time to complete and file the required reports by their respective due dates.

B.    Exceptions

Exceptions to the restrictions or requirements of this Code may be permitted in situations where Commerce determines that there is no actual conflict of interest, no unlawful action prohibited by 17 CFR 270j-1(b), and no violation of any other requirements of the Rule.

Any such exceptions must be fully documented as described in the following paragraph, V.C. “Pre-Approval of Certain Actions.”

C.    Pre-Approval of Certain Actions

1.  Requirements

This Code requires that Access Persons, including Investment Personnel, obtain written Pre-Approval from the Compliance Administrator before entering into certain Personal Securities Transactions or other actions, such as those referred to as “exceptions” in the prior paragraph.

Access Person requests for approval of transactions in Previously-Acquired Securities should be forwarded to the Compliance Administrator and, depending on the type of security, to either the Equity Strategy or Fixed Income Strategy Chairpersons or their respective designee(s). All other requests should be forwarded to the Compliance Administrator.

The Access Person must request such approvals using the appropriate procedure prescribed by the Compliance Administrator. In the written request, the Access Person must describe the action in appropriate detail, and sign and date the request. The Compliance Administrator may permit such requests, and approvals or denials, to be made by e-mail.

An Access Person may only commence trading in the subject security upon receipt of written approval. Approvals permit trading in a respective security for the date of receipt of the approval and until the close of market on the next subsequent business day.

Any transaction or action for which the Access Person does not have the proper documentation of approval required by Commerce’s procedures, stating the transaction or action is approved, is not an Approved Transaction or Approved Action; absence of a written denial of approval does not constitute approval of the requested transaction or action.

2.  Exceptions to Pre-Approval Requirements

Each month on the 16th calendar day (or the immediate subsequent business day), Access Persons will receive a list of securities that have been identified as updates to the monthly Restricted List. Access Persons will be permitted to liquidate their holdings in these newly identified securities on a limited basis as follows:

a.  Personal long position(s) maintained in the respective securities prior to the 16th calendar day (or the immediate preceding business day) may be liquidated without pre-approval—up to and including—the 22nd calendar day (or the immediate preceding business day) of the same month.

b.  Liquidating transactions are not permitted without pre-approval as of the 23rd calendar day (or the immediate subsequent business day) of the same month.

c.  Restricted List—including all updates—is effective on the 23rd calendar day (or the immediate subsequent business day) of the same month.

D.    Maintenance and Use of Restricted Securities Lists

1.  Maintenance

Each month on the 16th calendar day (or the immediate subsequent business day), the appropriate management and Investment Personnel of Commerce, together with the Compliance Administrator[s], will provide to all Access Persons the list of securities that comprise the updates to the Restricted Securities List (the “Restricted List”, the “List”).

The Restricted List—including all updates—will be distributed to all Access Persons and considered effective on the 23rd calendar day (or the immediate subsequent business day) of each month.

The general steps involved in the construction of the List are as follows (specific procedures maintained by the Compliance Administrator):

a.  Determine universe of companies that comprise the potential buys for The Commerce Funds;

b.  Determine those companies that have sufficient liquidity such that transactions by the Funds will not have a material market impact (currently defined as $3 billion market capitalization);

c.  Remove the “liquid” companies from the universe of potential buys; and

d.  The remaining companies will comprise the Restricted List.

2.  Use by Access Persons

Before conducting any Personal Securities Transactions, Access Persons shall determine whether or not a Covered Security appears on the current Restricted List. Transactions in Restricted Securities are subject to the conditions set forth in Paragraph IV.A.2. of this Code.

a.  Transactions allowed without further approval:

i.  Securities bought or sold which are NOT on the Restricted List;

ii.  Securities that have been identified as updates to the Restricted List may be liquidated during the time period of the 16th through the 22nd calendar day of each month (previously discussed in paragraph V.C.);

iii.  Acquisitions resulting from a stock dividend or split of a Previously-Acquired Security or from a divorce decree or other court order, or an inheritance or receipt of a gift from a family member; or

iv.  Dispositions resulting from a reverse stock split of a Previously-Acquired Security or from a divorce decree or other court order.

b.  Other transactions in Restricted Securities are prohibited unless an exception is granted in accordance with Paragraph V.B. of this Code.

3.  Use by Compliance Administrator[s]

Compliance Administrator[s] shall use the list as a reference in:

a.  Determining whether or not to approve an Access Person’s request for Pre-Approval of a proposed transaction; and

b.  Reviewing Access Persons’ reports.

E.    Sanctions

Violations of this Commerce Investment Advisors, Inc.’s Code of Ethics, or any provision thereof, or CBI’s Corporate Code of Ethics adopted by the Board of Directors of Commerce Bancshares, Inc., shall be grounds for appropriate sanctions, including without limitation dismissal and, if appropriate, prosecution by Commerce. In addition, any securities transaction executed in violation of this Code of Ethics may be required by CIA’s Board of Directors to be unwound or, if that is not practical, any profits may be disgorged to the appropriate Fund, or any other sanctions deemed appropriate. Further, each violation of the Code will be reviewed on a case-by-case basis and sanctions will be imposed as appropriate.

F.    Reports to Funds’ Boards of Trustees

The appropriate management of Commerce, together with the Compliance Administrator[s], will:

1.  Code of Ethics

a.  Adopt and maintain this Code of Ethics.

b.  Provide to the Fund’s Board of Trustees for their consideration and approval:

i.  a copy of the initial Code;

ii.  an initial certification that Commerce has adopted procedures reasonably necessary to prevent Access Persons from violating the Code;

iii.  promptly after any material revision to the Code, a copy of the revised Code.

2.  Periodic Reports of Compliance with the Code

No less frequently than annually, prepare and furnish the Fund’s Board of Trustees a written report for their consideration. This report will, as required by the Rule:

a.  Describe any issues arising under the code of ethics or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

b.  Certify that Commerce has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

G.    Recordkeeping

The appropriate management of Commerce, together with the Compliance Administrator[s], shall, at its principal place of business, maintain the following records in the manner and to the extent set out in the Rule and shall make these records available to appropriate regulators, examiners, or auditors at any time and from time to time for reasonable periodic, special or other examinations or audits:

1.  A copy of each Investment Adviser Code of Ethics that is in effect, or was in effect at any time within the past five years. These will be maintained in an easily accessible place.

2.  A record of any violation of this Code of Ethics, and of any action taken as a result of the violation. These will be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.

3.  A copy of each report made by an Access Person as required under Part III. of this Code, “Reporting Requirements of Access Persons,” including any information provided in lieu of the reports. These reports will be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place.

4.  A record of all persons, currently or within the past five years, who are or were required to make reports under Part III. of this Code, or who are or were responsible for reviewing these reports. These will be maintained in an easily accessible place.

5.  A copy of each report required by Paragraph V.F.2. of this Code. Each report will be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

6.  Records of other Approved Transactions or Approved Activities described in Paragraphs V.B. and V.C., respectively “Exceptions” and “Pre-Approval of Certain Actions.”

VI.    DEFINITIONS:

A.    Access Person:

For Commerce4, the term Access Person means: any director, officer, or Advisory Person (defined below) who, with respect to any Fund, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who—in connection with his or her duties— obtains any information concerning recommendations on Covered Securities (defined below) being made by the investment adviser to any Fund. [12 CFR 270.17j-1 (a) (1) (i) (A)]

Access Persons include Directors, Officers, and Employees of Commerce Investment Advisors, Inc., all Commerce Investment Personnel (as defined at Paragraph VI.J. hereof), the Compliance Administrator(s) and other officers or employees of Commerce Bancshares, Inc. or its subsidiaries who the Compliance Administrator identifies as meeting the definition of an Access Person.

B.    Advisory Person:

Advisory Person of a Fund or of a Fund’s investment adviser means [12 CFR 270.17j-1 (a) (2)]: any employee of the Fund or investment adviser (or of any company in a control5 relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and any natural person in a control relationship to the Fund, or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

Commerce Bancshares, Inc. is in a control relationship to Commerce (the investment adviser), so a Bancshares’ employee may be an Advisory Person if he or she otherwise fits the above definition.

C.    Authorized Broker:

An Authorized Broker is or any broker, dealer, or bank that has agreed to provide duplicate confirmations of securities transactions and duplicate account statements to the Compliance Administrator.

D.    Approved Transaction and Approved Action:

Approved Transaction and Approved Action are, respectively, transactions or other actions approved in advance in accordance with the procedures described in Paragraph V.C. of this Code. They also include exceptions granted in accordance with the procedures described in Paragraph V.B. of this Code.

Also known as Pre-Approved Transaction or Pre-Approved Action. Any such transaction or action also may be described as Approved or as Pre-Approved.

E.    Beneficial Ownership:

For purposes of the Rule, beneficial ownership is interpreted in the same manner as it would be under § 240.16a-1(a)(2)6 of 17 CFR 240.16 in determining whether a person is the beneficial owner of a security for purposes of section 16 of the Securities Exchange Act of 1934 [15 U.S.C. 78p] and the rules and regulations thereunder.

F.    Beneficial Owner:

Beneficial owner generally7 means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities.

The term pecuniary interest in any class of equity securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

The term indirect pecuniary interest in any class of equity securities includes, but is not limited to:

•	securities held by members of a person’s immediate family sharing the same household;

•	a person’s interest in securities held by a trust, as specified in Sec. 240.16a-8(b)[8]; or,

•	a person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

A person should consider himself or herself the “Beneficial Owner” of any securities over which he or she, directly or indirectly, controls the decision process over a securities transaction for

1.  a spouse;

2.  minor children;

3.  a relative who shares his or her home;

4.  for any other person if, by contract, understanding, relationship, agreement or other arrangements, he or she obtains from such securities benefits substantially equivalent to those of ownership; or

5.  any situation where he or she directly or indirectly controls the decision process even if not a beneficial owner.

A person should also consider himself or herself the Beneficial Owner of securities if he or she can vest or re-vest title in himself or herself now or in the future.

G.    Compliance Administrator:

Compliance Administrator consists of the Commerce Compliance Manager and the Commerce Compliance and Operations Coordinator or their designee.

H.    Covered Securities:

Covered Security means a security as defined in section 2(a)(36) of the Act9 [15 U.S.C. 80a-2(a)(36)], except that it does not include:

1.  Direct obligations of the Government of the United States;

2.  Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

3.  Shares issued by open-end mutual funds.

I.    Initial Public Offering and Limited Offering:

1.  An Initial Public Offering (“IPO”) means an offering of securities registered under the Securities Act of 1933 [15 U.S.C. 77a], the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934 [15 U.S.C. 78m or 78o(d)].

2.  A Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) [15 U.S.C. 77d(2) or 77d(6)] or pursuant to Rule 504, Rule 505, or Rule 506 [17 CFR 230.504, 230.505, or 230.506] under the Securities Act of 1933.

3.  An Acceptable Limited Offering means any Limited Offering issued by a municipality or government agency.

J.    Investment Personnel:

Investment Personnel of a Fund or of a Fund’s investment adviser means:

1.  Any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; or

2.  Any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

Investment Personnel may, in the singular, be referred to as an Investment Person.

Commerce’s Investment Personnel consist of Fund Managers, Fundamental Analysts, members of the Equity Strategy Committee, and members of the Fixed Income Strategy Committee.

K.    Personal Securities Holdings:

Personal Securities Holdings means every Covered Security in which the Access Person had any direct or indirect Beneficial Ownership as of a stated date.

L.    Personal Securities Transaction:

Personal Securities Transaction means any transaction in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership. It includes purchase, sale, or any other type of acquisition or disposition10.

M.    Pre-Approval:

Pre-Approval is the process of approving in advance certain actions or transactions in accordance with the procedures described in Paragraphs V.B. and V.C. hereof. Also known as Transaction Approval or Action Approval.

N.    Pre-Approved Transaction and Pre-Approved Action:

Pre-Approved Transaction and Pre-Approved Action are, respectively, transactions or other actions approved in advance in accordance with the procedures described in Paragraph V.C. hereof. They also include exceptions granted in accordance with the procedures described in Paragraph V.B. of this Code.

Also known as Approved Transaction or Approved Action. Any such transaction or action also may be described as Pre-Approved or as Approved.

O.    Previously-Acquired Security:

The term Previously-Acquired Security means:

1.  Any Restricted Securities, (as defined herein) owned by an Access Person before such security was identified by Commerce as a Restricted Security.

2.  Any Restricted Securities owned by an Access Person before the person became an Access Person.

3.  Any Restricted Securities owned by an Access Person that were acquired in a Pre-Approved Transaction.

4.  Any Restricted Securities owned by an Access Person that were acquired as a result of a stock dividend or split of a Previously-Acquired Security.

P.    Restricted Securities

Restricted Securities means those securities reflected on the monthly Restricted List and those securities identified as updates to the Restricted List (discussed further in paragraph V.C.2 “Exceptions to Pre-Approval Requirements”).

The Restricted List—including appropriate updates—is effective on the 23rd calendar day (or the immediate subsequent business day) of each month.

Access Persons are generally prohibited from conducting personal securities transactions in any security that appears on the Restricted List. However, liquidations are permitted for those securities identified as updates to the next Restricted List. Such liquidations are permitted from the 16th until the 22nd calendar day (or the immediate subsequent business day(s)) of each month. (Discussed further in paragraphs V.C.2 “Exceptions to Pre-Approval Requirements” and V.D. “Maintenance and Use of Restricted Securities Lists”.)

Securities will remain on the Restricted List for an additional month if identified as no longer approved for purchase by the Funds.

Restricted Securities include any option to purchase or sell, and any security convertible into or exchangeable for, a security reflected on the Restricted List.

Q.    Transaction Approval and Action Approval

Transaction Approval and Action Approval are the respective processes of approving in advance certain transactions or other actions in accordance with the procedures described in Paragraphs V.B. and V.C. hereof.

Also known as Approval or Pre-Approval.

VII.    ENDNOTES

[1]	17 CFR 270.17j-1

[2]	15 USC 80a

[3]	“Fund means an investment company registered under the Investment Company Act. [17 CFR 270j-1 (a)(5)]

[4]	If an investment adviser is primarily engaged (as is Commerce) in a business or businesses other than advising Funds or other advisory clients, the term Access Person is limited to those directors, officers, or Advisory Persons described in Paragraph VI.A. of this Code.

An investment advisor is “primarily engaged in a business or businesses other than advising Funds or other advisory clients” if, for each of its most recent three fiscal years or for the period of time since its organization, whichever is less, it derived, on an unconsolidated basis, more than 50% of its total sales and revenues and more than 50% of its income (or loss), before income taxes and extraordinary items, from the other business or businesses. [§270.17j-1(a)(1)(i)]

[5]	Per §270.17j-1 (a) (3), “Control” has the same meaning as in Section 2(a)(9) of the Act [15 USC 80a-2(a)(9)]: “Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of a company is presumed to control such company.

[6]	17 CFR 240.16a-1 (a)(2):

Other than for purposes of determining whether a person is a beneficial owner of more than ten percent of any class of equity securities registered under Section 12 of the Act, the term beneficial owner shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities, subject to the following:

(i)	The term pecuniary interest in any class of equity securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

(ii)	The term indirect pecuniary interest in any class of equity securities shall include, but not be limited to:

(A)	Securities held by members of a person’s immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted; see also Sec. 240.16a-1(a)(4);

{§240.16a-1(a)(4): Any person filing a statement pursuant to section 16(a) of the Act may state that the filing shall not be deemed an admission that such person is, for purposes of section 16 of the Act or otherwise, the beneficial owner of any equity securities covered by the statement.}

(B)	A general partner’s proportionate interest in the portfolio securities held by a general or limited partnership.

(C)	The general partner’s proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership’s most recent financial statements, shall be the greater of:

(D)	The general partner’s share of the partnership’s profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership’s portfolio securities; or

(E)	The general partner’s share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner.

(F)	A performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where:

(G)	The performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary’s overall performance over a period of one year or more; and

(H)	Equity securities of the issuer do not account for more than ten percent of the market value of the portfolio. A right to a nonperformance-related fee alone shall not represent a pecuniary interest in the securities;

(I)	A person’s right to dividends that is separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;

(J)	A person’s interest in securities held by a trust, as specified in Sec. 240.16a-8(b); and

(K)	A person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

(iii)	A shareholder shall not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

[7]	This definition is based on §240.16a-1(a)(2), shown in its entirety in footnote 6 herein. That definition is quite lengthy; the matters likely to occur most frequently are included in this definition.

[8]	17 CFR 240.16a-8(b)—Trust Holdings and Transactions*

Holdings and transactions in the issuer’s securities held by a trust shall be reported by the trustee on behalf of the trust, if the trust is subject to section 16 of the Act, except as provided below. Holdings and transactions in the issuer’s securities held by a trust (whether or not subject to section 16 of the Act) may be reportable by other parties as follows:

(1)	Trusts. The trust need not report holdings and transactions in the issuer’s securities held by the trust in an employee benefit plan subject to the Employee Retirement Income Security Act over which no trustee exercises investment control.

(2)	Trustees. If, as provided by Sec. 240.16a-1(a)(2), a trustee subject to section 16 of the Act has a pecuniary interest in any holding or transaction in the issuer’s securities held by the trust, such holding or transaction shall be attributed to the trustee and shall be reported by the trustee in the trustee’s individual capacity, as well as on behalf of the trust. With respect to performance fees and holdings of the trustee’s immediate family, trustees shall be deemed to have a pecuniary interest in the trust holdings and transactions in the following circumstances:

(i)	A performance fee is received that does not meet the proviso of Sec. 240.16a-1(a)(2)(ii)(C); or

(ii)	At least one beneficiary of the trust is a member of the trustee’s immediate family. The pecuniary interest of the immediate family member(s) shall be attributed to and reported by the trustee.

(3)	Beneficiaries. A beneficiary subject to section 16 of the Act shall have or share reporting obligations with respect to transactions in the issuer’s securities held by the trust, if the beneficiary is a beneficial owner of the securities pursuant to Sec. 240.16a-1(a)(2), as follows:

(i)	If a beneficiary shares investment control with the trustee with respect to a trust transaction, the transaction shall be attributed to and reported by both the beneficiary and the trust;

(ii)	If a beneficiary has investment control with respect to a trust transaction without consultation with the trustee, the transaction shall be attributed to and reported by the beneficiary only; and

(iii)	In making a determination as to whether a beneficiary is the beneficial owner of the securities pursuant to Sec. 240.16a-1(a)(2), beneficiaries shall be deemed to have a pecuniary interest in the issuer’s securities held by the trust to the extent of their pro rata interest in the trust where the trustee does not exercise exclusive investment control.

Note to Paragraph (b)(3): Transactions and holdings attributed to a trust beneficiary may be reported by the trustee on behalf of the beneficiary, provided that the report is signed by the beneficiary or other authorized person. Where the transactions and holdings are attributed both to the trustee and trust beneficiary, a joint report may be filed in accordance with Sec. 240.16a-3(j).

(4)	Settlors. If a settlor subject to section 16 of the Act reserves the right to revoke the trust without the consent of another person, the trust holdings and transactions shall be attributed to and reported by the settlor instead of the trust; Provided, however, That if the settlor does not exercise or share investment control over the issuer’s securities held by the trust, the trust holdings and transactions shall be attributed to and reported by the trust instead of the settlor. (c) Remainder interests. Remainder interests in a trust are deemed not to confer beneficial ownership for purposes of section 16 of the Act, provided that the persons with the remainder interests have no power, directly or indirectly, to exercise or share investment control over the trust. (d) A trust, trustee, beneficiary or settlor becoming subject to section 16(a) of the Act pursuant to this rule also shall be subject to sections 16(b) and 16(c) of the Act.

*	[56 FR 7265, Feb. 21, 1991, as amended at 56 FR 19927, May 1, 1991; 61 FR 30392, June 14, 1996]

[9]	15 U.S.C. 80-a2 (a)(36): “Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

[10]	Examples of other types of acquisition or disposition include, but are not limited to, stock dividends, stock splits and reverse splits, gifts given or received, inheritances, and divorce settlements.